PROJECT PUGLIA

TRANSFER AGREEMENT

7 APRIL 2009

Alternative Solutions Word S.r.1,

and

Prime Sun Power Inc.

Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

CONTENTS

This agreement (the “Agreement”) is entered into on 7 April 2009 between:

(1)
Alternative Solutions World S.r.l., an Italian Company with registered office in Milan, Via Verona n. 9, represented by its sole director Mr. Cristian D’Angiò, duly empowered to enter into this Agreement (the “Transferor”); and

(2)
Prime Sun Power Inc., an US Company with registered office at 104, Summit Avenue, Summit - NJ 07902-0080, represented by its Chief Operations Officer, Mr. Frank Jürgens, and its Chief Technology Officer, Prof. Cesare Boffa, duly empowered to enter into this Agreement (the “Transferee”),

The Transferor and the Transferee are hereinafter jointly referred to as the “Parties” and severally as the “Party”.

WHEREAS

(A)
The Transferor is a company specialized in the development of photovoltaic energy production plants and is currently involved in a project consisting of the construction of two individual PV Plants in the Lands located in Apricena (Foggia), località Selva della Rocca, and Foggia, Località Salsola, Italy.

(B)	In relation with this, the Transferor:

(i)
entered into the Option Contracts with the Landlords of each Land, obtaining the right to purchase - at the terms and conditions contained therein and subject to all necessary Permits being obtained - the relevant Building Lease for the construction and installation of the PV Plants; and

(ii)	developed a preliminary feasibility study which includes the PV Plants, envisaging the possible features of the PV Plants as described in the Plans attached hereto as Schedule 3;

(iii)	acquired all the required STMGs for the connection of all the PV Plants to the energy grid as per the documents attached hereto as Schedule 4.

(C)
The Transferor represented to the Transferee that, pursuant to Italian and Puglia’s Regional applicable laws and regulations, the construction and operation of the PV Plants shall not be subject to any mandatory environmental assessment.

(D)
The Transferor has represented to the Transferee his availability to co-operate with the Transferee in (i) developing the Plans of the PV Plants and (ii) filing for and obtaining all the necessary Permits, including the Autorizzazione Unica (“Unified Authorization”), to unconditionally build and operate the PV Plants.

(E)
Subject to all Permits being definitively granted and based on the representations made by the Transferor, the Transferee is interested in entering into the project by acquiring from the Transferor all relevant rights relating to the Option Contracts, the Plans and the STMGs in order to purchase the free and unconditional Building Leases from the Landlords relating to the Lands and to build and operate the PV Plants according to the terms and conditions set forth in this Agreement (the “Project”).

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	The Parties agree that, unless otherwise specified in this Agreement, the following terms and expressions shall have the following meaning:

“AEEG” means the Italian Autorità per I’Energia Elettrica e il Gas established under law no. 481/1995.

“Agreement” means this Agreement together with its Schedules.

“Apricena Plant” means an energy production plant to be built on part of the Lands in Apricena, Località Selva della Rocca, having an envisaged nominal installed power of 15 MWp and the minimum technical features and specifications described at Schedule 3

“Building Lease” means the diritto di superficie right under Articles 952 and following of the Italian civil code.

“Building Lease Contracts” has the meaning set out under Article 2.1 of this Agreement.

“Business Day/Days” means a day (except for a Saturday or a Sunday) on which banks are generally open in Foggia for normal business.

“Claim” means a claim, proceeding or other matter in respect of which the Transferor agreed to indemnify and hold harmless the Transferee under Article 9.1.

“Closing” means the performance by the Parties of all activities under Article 3.

“Completion” has the meaning set out under Article 5.3.

“Consultants” means any technical and legal consultant appointed by the Transferee for developing the Plans and preparing the documents to be filed for the Unified Authorization.

“Encumbrances” means any claims, interest, option or pre-emption right or other rights of any parties, charges, pledges, mortgages, security, actions, liens, or any other encumbrances and the like, of any nature whatsoever.

“Final Verification” has the meaning set out under Article 5.1 of this Agreement.

“Foggia Plant” means an energy production plant to be built on part of the Lands in Foggia, Locality Salsola, having an envisaged nominal installed power of 10 MWp and the minimum technical features and specifications described at Schedule 3

“Key Persons” means the persons of (i) Mr. Cristian D’Angiò, born in Lendinara (RO) on 31-March 1979 and with residence in Via Verona n.9 Milano ; (ii) Mr. Alessandro D’Angiò, born in Lendinara (RO) on 31-March 1979 and with residence in C.da Zaccara Via per Palmori km 9 sp 21 Lucera (FG); (iii) Mr. Thomas Weis, born in Bolzano (BZ) on 26-Febbruary 1980 and with residence in via Penegal 24 Caldaro (BZ).

“Landlords” means the owners of the plots of land where the PV Plants will be built, who signed the Option Contracts.

“Lands” means the plots of land located in the municipalities of Apricena, Località Selva della Rocca, and Foggia, Località Salsola, and listed in Schedule 2.

“Liability” and/or “Liabilities” mean the amount of any loss, damages, sanctions, demands, claims, liabilities, costs, penalties, expenses and/or any other kind of damages, whether accrued or contingent.

“Option Contracts” means the Building Lease call option agreements entered into between the Transferor and the Landlords and attached to this Agreement as Schedule 1 hereto, as eventually modified and replaced as provided under Article 2.2.

“Permits” means all permits required to build and operate the PV Plants, including the Unified Authorization and any further permit, license, registration, filing, variance, exemption, consent, approval, franchise and authorization by or of any local, regional, public or governmental authority and/or any third party.

“Plans” means all the plans and technical documents of the PV Plants drafted by the Transferor, which have been developed to the stage of preliminary feasibility study.

“Price” means the consideration to be paid to the Transferor at the terms and conditions contained in this Agreement pursuant to Article 6.

“Project” has the meaning as specified under Premise (E).

“Public Notary” means the public notary designated by the Transferee in Foggia at its own discretion.

“Public Incentives” means the awarding of the “Nuovo Conto Energia” feed-in tariff as provided by Ministerial Decree 19 February 2007 and AEEG’s resolution no. 90/2007.

“PV Plants” means jointly the Apricena Plant and the Foggia Plant.

“Signing” means the signing of this Agreement, together with all its Schedules.

“Schedules” means the schedules to this Agreement.

“STMGs” means all the necessary technical solutions - including the Soluzione Tecnica Minima Generale drafted by the competent energy grid manager attached hereto as Schedule 4 – for the several connection of all the PV Plants to the local energy grid.

“STMGs Transfer Acknowledgement” has the meaning set out under Article 2.3.

“Unified Authorization” means the Autorizzazione Unica (as per Article 12 of the legislative decree No. 387/2003).

“Warranties” means the representations and warranties of the Transferor under Article 8.

2.	SCOPE OF THE AGREEMENT

2.1
Upon the terms and subject to the conditions set forth in this Agreement, at Closing, the Transferor undertakes to cause all the Landlords to enter into the Building Lease Contracts with the Transferee and to transfer to the Transferee, who accepts, the Permits and the Plans. Without prejudice for the right of the Transferee not to proceed to Closing, the Parties expressly agree that the Transferor shall not be liable in case it proves that is has performed all reasonable acts and taken all reasonable actions to obtain the entering into the Building Lease Contracts by the Landlords.

2.2
The Building Lease Contracts shall be in the form and shall contain the terms and conditions deemed appropriate by the Public Notary and satisfactory to the Transferee in order to obtain the registration of the Transferee’s rights under the Option Contracts in the name of the Transferee pursuant to Article 2645bis of the Italian civil code or in any other form as agreed by the Parties before Closing. It is understood that, except where differently agreed by the Parties before Closing, the terms and conditions contained in the Building Lease Contracts shall be fully consistent with those contained in the Option Contracts and, in addition, shall (i) be conditional with respect to the exercise of the call option (or call option-like) right by the Transferee and (ii) generally keep the Transferee free from any obligation unless such right is effectively and finally exercised. Upon execution of the Building Lease Contracts, the Transferee shall pay to the Landlords a lump-sum up to a maximum amount of [___]* per hectare, as a compensation for the notarial reproduction of the Option Contracts, provided that such compensation shall be deducted from the first rent to be paid to each of the Landlords should the Transferee subsequently acquire the relevant Building Lease. All expenses related to the execution of the Building Lease Contracts shall be entirely borne by the Transferee.

At least 10 Business Days before Closing, the Transferor will receive a copy of the Building Lease Contracts, which will be made at the Public Notary’s office.

2.3
The transfer of the STMGs shall be executed by means of written notification by the Transferor to the competent energy grid manager, according to applicable laws and regulations, and shall be duly accepted and confirmed by the latter (the “STMGs Transfer Acknowledgement”).

2.4
The Parties expressly acknowledge that the Transferee shall have the right to exercise the option for the acquisition of the Building Lease for each Land totally or partially on the basis of the effective needs - which shall be consistent with the Plans - relating to each PV Plant and the relevant rent shall be calculated accordingly.

3.	CLOSING

3.1
Closing shall take place at the offices of the Public Notary within 45 days from Signing or on such other date as the Parties may hereafter determine by mutual written agreement. In case Closing does not occur within this term, this Agreement shall be automatically terminated.

3.2	At Closing:

(a)
the Transferee and the Landlords shall execute before the Public Notary the Building Lease Contracts pursuant to Article 2.2, accompanied by the notarial transcription needed for the registration of the relevant Transferee’s rights with the Registro Immobiliare (“Italian public registry of real estates”);

(b)	the Transferee shall pay to each Landlord with whom a Building Lease Contract has been entered into the lump-sum provided under Article 2.2;

*This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

(c)	the Transferor shall deliver to the Transferee originals of the STMGs, of the STMGs Transfer Acknowledgment and of any other Permit and Plan relating to the Project;

(d)	the Transferee shall pay to the Transferor the first instalment of the Price as provided under Articles 6.1(a).

3.3
All actions and transactions constituting the Closing as described in this Article 3 shall be regarded for the purposes of the Closing as one and single transaction so that, at the option of the Party having interest to the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

4.	POST-CLOSING OBLIGATIONS

4.1
Upon Closing, the Transferee shall start all development activities necessary for applying for the Unified Authorization, with the co-operation of the Transferor. To that purpose, the Transferee, also through its Consultants, shall:

(a)	develop the Plans to the level of detail required by the Italian applicable laws, rules and regulations concerning the Unified Authorization;

(b)
except for the documents described at Article 4.2(b) and 4.2(c) below, prepare all the appropriate complementary documents to be filed with the competent authorities in order to apply for the Unified Authorization; and

(c)	provide full copy of such documents to the Transferor in order to allow the material filing of the Unified Authorization’s application by the Transferor under Article 4.3 below.

4.2
Upon Closing, the Transferor shall co-operate with the Transferee in carrying out all development activities necessary for applying for the Unified Authorization. To that purpose, the Transferor shall, inter alia:

(a)
provide all information deemed useful by the Transferee and assist the latter and its Consultants in developing the Plans and the complementary documents in accordance with the competent local authorities’ praxis;

(b)
fully cooperate with and assist the Transferee and its Consultants in the management of all relationships with the competent authorities, the Landlords or any public or private entity with respect to the accomplishment of all development activities necessary for applying for the Unified Authorization; and

(c)
prepare, develop and finalise, in co-operation with the Transferee and its Consultants and within 60 days from Closing, any environmental-related document required for the obtainment of the Unified Authorization.

4.3
Upon delivery of the documents provided at Article 4.1(c) above and upon issuance of written power of attorney to this effect by the Transferee in favour of the Transferor (if required), the Transferor shall perform all necessary activities in order to accomplish all filings and procedures required and shall obtain on behalf of the Transferee all Permits for allowing the latter to unconditionally build and operate (i) the Apricena Plant with the minimum nominal power of 15 MWp and (ii) the Foggia Plant with a minimum nominal power of 10 MWp. To that purpose, the Transferor shall:

(a)
finalise the Unified Authorization request with all the required documents, in full compliance with the Italian applicable laws, rules and regulations and file the application with the competent authorities, on behalf of the Transferee, within 10 days from the notice provided at Article 4.1(c) above;

(b)	take care of all the administrative procedures up until the attainment of all Permits, acting in full compliance with the procedural rules provided by the applicable laws;

(c)
should any authorization and/or environmental assessment procedure further to the Unified Authorization be required, prepare all the documents concerned on behalf of the Transferee and take care of the relevant procedures up until their positive completion.

The Transferor shall do its maximum efforts in order to get the Unified Authorization within the term foreseen by the law; in case of delays caused by the Authority or force majeure the Transferor will not be responsible.

4.4	The Transferee shall have ownership of all documents drafted and delivered by either Party in the accomplishment of the Development Activities.

4.5
All costs and expenses relating to the activities under Article 4.1 will be borne by the Transferee and all costs and expenses relating to the activities under Articles 4.2 and 4.3 shall be entirely borne by the Transferor.

4.6	The Transferor shall promptly notify the Transferee in writing upon obtainment of all Permits and shall deliver to the Transferee all the relevant documents.

5.	FINAL VERIFICATION AND COMPLETION

5.1
From the date of receipt of the notice under Article 4.6 above and for a period of 10 Business Days starting from that date, the Transferee shall have the right to conduct a legal and technical due diligence to verify the correct and final and valid granting of the Permits (the “Final Verification”). To this effect, the Transferor shall provide the Transferee and its advisors with full access to the Permits and all other documents and information related as may be reasonably required by the Transferee.

5.2
Upon completion of the Final Verification, to be made within the deadline term under Article 5.1, should any Permit be, totally or partially, not valid, also with respect to part of the PV Plants or the Lands, the Transferee shall have the right to, in addition to any other remedy provided for by the law:

(a)	terminate this Agreement in its entirety pursuant to Article 13.2; or

(b)	proceed to the Completion only with respect to the PV Plants in relation to which the Permits are fully valid - eventually postponing Completion with respect to the other PV Plants.

5.3
Upon satisfactory completion of the Final Verification, the Transferee shall definitively acquire, by entering into appropriate public transfer deeds with the Landlords, all Building Leases or - in the case provided at Article 5.2(b) above - part of the Building Leases pursuant to the relevant Building Lease Contracts (the “Completion”). Completion shall occur within 20 days from the date the Final Verification is satisfactorily completed pursuant to the deadline term under Article 5.1. The Parties expressly agree that Completion shall be deemed to have occurred on the first day after the expiration of such term in case the Building Leases or - in the case provided at Article 5.2(b) above - part of the Building Leases are not entered into by the Transferee within such term and pursuant to the relevant Building Lease Contracts for any reason different from a breach by the Landlords’ of their obligations under the relevant Building lease Contract and directly attributable to the Transferee. In the event under Article 5.2(b) or should (i) any of the Landlords be in breach of its obligations under the Building Lease Contracts or (ii) the Lands’ Clearance is not performed by the Landlords at Completion, the Transferee shall have the right to postpone Completion with respect to the relevant PV Plants until all the relevant preconditions are satisfied.

5.4
The Parties agree that in case the Transferee decides not to proceed with Completion with respect to one or more PV Plants according to the above, Article 13.2 shall apply, mutatis mutandis and accordingly, with respect to such PV Plant provided that article 13.2(c) shall eventually apply pro rata and proportionally.

6.	PRICE

6.1	As consideration for the proper implementation of the Project, the Transferee shall pay to the Transferor a Price equal to [___]* as follows:

(a)	[___]* shall be paid in cash, as an advance payment, at Closing;

(b)
[___]* shall be paid in cash upon filing of the Unified Authorisation pursuant to Article 4.3 within 5 (five) Business Days from the receipt by the Transferee of the documents giving evidence of such filing.

6.2
The payment of the Price shall be made by irrevocable wire transfer in immediately available funds into the bank account of the Transferor, on or before the date the payment is due for value on that date. The details of the account shall be notified in advance by the Transferor to the Transferee. The Price will be subject to taxation, payable by Transferee pursuant to applicable laws and regulations.

7.	FURTHER OBLIGATIONS OF THE PARTIES

7.1
Before entering into the relevant contracts for the building of the PV Plants and in any case before starting the building works of the PV Plants, the Transferee shall do its best effort to enter into an arm’s length Engineering Procurement Construction (the “EPC”) contract concerning the PV Plants and into an arm’s length Operation & Maintenance (the “O&M”) contract of the PV Plants with the Transferor or any other company indicated by the latter, at terms and conditions which are customary for these kind of agreements, subject to approval by the financial institutions financing the Project.

*This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

7.2
Upon request of the Transferee, the Transferor shall provide directly or through any third party custody and surveillance services to the PV Plants on an arm’s length basis and at terms and conditions which are customary for these kind of services.

7.3
Should the Transferee, for any reason, do not enter into the EPC and O&M contracts with the Transferor and obtain from third parties better terms and conditions than those offered by the Transferor, the Transferee shall do its best efforts to cause such third parties to apply the same terms and conditions to the Transferor for other projects, similar to the Project, and even if they concern the implementation by the Transferor of a single PV Plant of 1 (one) MW, in the Foggia territory.

8.	REPRESENTATIONS &WARRANTIES

8.1
The Transferor represents and warrants to the Transferee that each of the statements set out below is true, accurate and complete in all material respects at the date of Signing and will also be true, accurate and complete at Closing and at Completion.

(a)	Capacity

(i)
The Transferor is a corporation validly existing under the laws of Italy with the requisite power and authority to enter into and perform, and has taken all necessary corporate actions to authorise the execution and performance of its obligations under this Agreement.

(b)	Permits:

(i)
at Completion, the Permits will be true, comprehensive, adequate and sufficient in order to allow the Transferee to legitimately and unconditionally build and operate the PV Plants in accordance with this Agreement and the Plans and without any further authorization procedure;

(ii)
no Permits, other than the Unified Authorization, the possible environmental assessments and the transfer of STMGs or the permits listed in the STMGs (Preventivi) - provided that such permits as listed in the in STMGs (Preventivi) shall not prevent the right of the Transferee to build and operate the PV Plants according to this Agreement -, have to be required or obtained by the Transferee in order to build and operate the PV Plants in accordance with this Agreement and the Plans.

(iii)	in the best knowledge of the Transferor, there are not facts or circumstances which can directly or indirectly impede the issuance or may involve the revocation of the Permits;

(iv)
no amount of any nature whatsoever has to be paid by the Transferee to any public or private entity - or, in general, to any third party - for the availability of the Lands, the validity of the Permits and the right to build and operate the PV Plants, except for the rent to be paid to the Landlords under the Building Lease Contracts.

(c)	STMGs:

(i)
the STMGs, are true, comprehensive, adequate and sufficient in order to allow the Transferee to legitimately and unconditionally connect the PV Plants to the energy grid in accordance with this Agreement and the Plans and without any further request or procedure other than the implementing steps of the STMGs;

(ii)
as from the Completion date and for the entire period of their validity under the applicable laws and regulations, the connection of the PV Plants to the power grid will be possible as envisaged in the STMGs for a minimum nominal power of (i) 15 MWp as to the Apricena Plant and (ii) 10 MWp as to the Foggia Plant;

(iii)	the STMGs are freely and unconditionally transferable to the Transferee;

(iv)	in the best knowledge of the Transferor, there are not facts circumstances which can cause directly or indirectly the revocation or the non-enforceability of the STMGs.

(d)	Public Incentives:

(i)
the PV Plants, if built in accordance with the Permits within 14 months as from the date of Completion, will have the free and unconditional right to be awarded of the Public Incentives for their entire energy production.

(e)	Intellectual property and third party’s rights

(i)
all Plans, documents and information provided by the Transferor to the Transferee in relation to the Project, including reports and technical documents do not infringe any third party’s intellectual property right;

(ii)
the Transferor has not entered into any agreement, orally or in writing, with any third party which can affect or limit in any way the rights of the Transferee under this Agreement or the right of the Transferee to build and operate the PV Plants in accordance with this Agreement and the Plans.

(f)	Completeness of information:

(i)
all information contained in the Warranties and in the Schedules, as well as all information given to the Transferee also through its professional advisors during the negotiations prior to this Agreement and study of the Project, is true, fairly presented and there is no fact or matter which has not been disclosed which renders any such information untrue, incomplete or misleading and there is no fact or matter concerning the Transferor, the Project, the Option Contracts, the Lands, the PV Plants, the Permits or the STMGs which has not been disclosed to the Transferee which should have been disclosed in the context of a good faith negotiation.

9.	INDEMNIFICATION

9.1
In addition and without limitation to any other remedy provided by applicable law, the Transferor agrees to indemnify and hold harmless the Transferee from any and all Liabilities suffered or incurred by the Transferee, as a result of or arising from:

(a)	any of the Warranties being totally or partially untrue, inaccurate, not complete or misleading; and

(b)	any Transferor’s breach of its obligation under this Agreement.

9.2
If the Transferee becomes aware of a matter or circumstance which is likely to give rise to a Claim, the Transferee shall give a written notice to the Transferor specifying that matter or circumstance in reasonable detail, and setting out such other facts as the Transferee deems necessary, as soon as reasonably practicable after it becomes aware of that matter or circumstance.

9.3
If any third party makes claim against Transferee directly or indirectly relating to any breach of the Warranties, the Transferee shall give notice to the Transferor describing the claim in reasonable detail, and setting out such other facts as the Transferee deems necessary, as soon as reasonably practicable after it becomes aware of such claim or threatened claim. In such case the Transferee shall, by taking into consideration the interests of the Transferor, take all reasonable measures to mitigate the amount of damages. These reasonable measures include e.g. the consultation between the Parties or their lawyers regarding the strategy to be used to defend the relevant third party or any settlement of such third party claims.

9.4
The indemnity obligations of the Transferor contained in Article 9 of this Agreement shall survive Completion until the end of the third year after Completion. It is agreed that, in the event of a Claim, the indemnity obligations contained in this Agreement, pursuant to which such Claim has been made, the corresponding limitation of liability in respect of any indemnification relating thereto and the corresponding guarantee therefore pursuant to this Agreement, will continue to survive, with regard to the specific matter subject to and for the amount of that specific Claim beyond the relevant terms indicated above, until the relevant Claim has been resolved pursuant to this Agreement. It is further agreed that in relation to each Claim, the liability of the Transferor in respect of such Claim shall in any event terminate if proceedings in respect of it have not been commenced within 1 (one) year after the giving of notice of that Claim as described in this Agreement.

10.	PENALTY CLAUSE

10.1
In addition and without limitation to any other remedy provided by applicable law and for additional damages suffered by the Transferee, in case of breach by the Transferor of its obligation to perform the activities under Article 4.3 within the terms set out therein, the latter shall pay to the Transferee, according to Article 1382 of the Italian Civil Code, a penalty of [___]* per each day of delay until such obligations have been performed or the Agreement is terminated for whatsoever reason.

11.	FURTHER OBLIGATIONS OF THE PARTIES

11.1	After Closing and up until the completion of the Project, the Transferor shall continue providing the Transferee with appropriate support about the following:

•	advise the Transferee for all the relationships with the local authorities and any other entity or market player; and

*This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

•	assist the Transferee in selecting the appropriate operation, maintenance and security policies to be adopted for the PV Plants after they’ve become operational.

11.2
The Transferee shall keep the Transferor as its sole representative in dealing with the public local authorities, except in case of any breach by the Transferor of its obligations under this Agreement.

11.3	The consideration for the obligations set forth at Article 11.1 above is included in the Price.

11.4	Any further activity carried out by the Transferor for and on behalf of the Transferee after Closing, upon explicit and separate engagement by the latter, will be paid separately.

12.	KEY PERSONNEL

12.1	The Transferor declares and undertakes not to allow any of the Key Persons to cease their current offices in its organization up until the Project completion.

12.2
Should any of the Key Persons cease his office in the Transferor’s organization as a consequence of facts beyond the Transferor’s control, it shall appoint a new officer with substantially equal (or greater) skills within 15 days from the officer’s cessation date.

13.	TERMINATION

13.1
Without prejudice to Article 9, in case of breach by the Transferor of any of its obligations under Article 4.2 and 4.3, the Transferee shall have the right to immediately terminate this Agreement by serving a written notice to the Transferor and without prejudice for any Transferee’s right for damages, including all costs and expenses incurred by the Transferee to implement the Project.

13.2
Without prejudice for the right of the Transferee to receive damages in case of breach of the Transferor’s obligations under this Agreement and without prejudice for what is provided under Article 9, in case (i) Completion does not occur – for any reason not depending on Transferee’s breach of its obligation under this Agreement - within six months from Signing (such term to be eventually postponed by the Transferee for a further period of up to 6 months at its sole discretion) or (ii) prior or at Completion any of the Warranties is materially untrue or incorrect, or (iii) the amount and the duration of the Public Incentives will be - prior or at Completion - respectively minor to the sum and to the period envisaged by the applicable laws and regulations at Signing, the Transferee shall have the right to immediately terminate this Agreement, with respect to all or part of the PV Plants, by serving written notice to the Transferor. Upon such termination

(a)
any obligation of the Transferee under this Agreement, including - subject to letter (c) below - the obligation to pay the Price shall be considered totally or partially as the case may be as null and void; and

(b)
except in case of breach by the Transferor of any of its obligations under this Agreement or of the Warranties, the Transferee shall transfer back to the Transferor the rights under the relevant Building Lease Contracts or Option Contracts, as the case maybe, and the relevant STMGs and Plans, where applicable, within 10 (ten) Business Days upon written request of the Transferor and prior payment of all relevant lump sums paid to the Landlords pursuant to Article 2.2; and

(c)
the Transferor, except in case such termination is caused by a breach of the Transferor’s obligations under this Agreement, shall have the right to retain - as compensation for the suffered costs and expenses - the Price eventually paid by the Transferee pursuant to this Agreement. It is understood that in case such termination is caused, directly or indirectly, by a breach of the Transferor’s obligations under this Agreement, the Transferor, without prejudice for any Transferee’s right for damages, shall immediately reimburse to the Transferee all payments made as Price and all costs and expenses suffered in relation to the Project, including the lump sums paid to the Landlords pursuant to Article 2.2 if not previously reimbursed under letter (b) above.

14.	CONFIDENTIALITY

14.1
Without the prior written consent of the other Party, the Parties expressly undertakes to treat as strictly confidential and not disclose to any third party, except to its affiliates, advisors and or third party to which the information have to be transferred for the implementation of the Project, this Agreement and its content as well as any information concerning the Project received in connection with the performance of the Agreement provided that the Transferee shall be free to (i) make any public announcement on the Project without the need to obtain the prior agreement/authorisation of the Transferor, (ii) to transfer any confidential information relating to this Agreement or the Project to its investors and to any third party directly or indirectly involved in the Project (including advisors, third party contractors, financial institutions and in general any third party to which the information have to be transferred for the implementation of the Project).

14.2	The confidentiality obligation provided under Article 14.1 above shall not apply to information which:

(a)	is or becomes publicly known through no wrongful act of one of the Party;

(b)	is received without restriction from a third party without breach of any obligation of non-disclosure;

(c)	is independently developed by one of the Party as shown to the satisfaction of the other Party by written records; or

(d)	is required to be disclosed under the applicable laws, rules or regulations or in order to duly perform the obligations provided in the Agreement.

14.3	The obligations contained in this Article shall survive for 5 (five) years after termination or ceasing of this Agreement.

15.	FORCE MAJEURE

15.1
According to Italian law, no Party shall be responsible for breach of its obligations under this Agreement in case such breach is directly caused by force majeure circumstances which are beyond the Parties’ reasonable control and cannot be overcome by them.

16.	NOTICES

16.1	Any notice or other document to be served under this Agreement shall be sent by registered mail, anticipated by fax or email, to the following addresses:

(a)	to the Transferor:

•	ASW S.r.l. - C.da Zaccara SP n. 21, Via Per Palmori Kin 9 – 71036 Lucera (Foggia) – Cristian D’Angiò Fax: +39 0881 52 13 09;

(b)	to the Transferee:

•	PSP Inc. – European Headquarters, 4 Paradeplatz - 9 Tiefenhoefe, CH-8001 Zurich – Frank Jürgens – Fax: +41 43 544 80 89;

or at such other address each Party may have notified to the other Party in accordance with this clause.

17.	MISCELLANOUS

17.1	Entire Agreement

This Agreement (including any Schedule hereto) and the agreements, documents and instruments to be signed and delivered pursuant hereto or thereto, are intended to function as the final, complete and exclusive agreement among the Parties with respect to the Project and related transactions, and are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

17.2	Amendments

No amendment, modification or waiver of any provision of this Agreement shall be valid and binding unless approved in writing by the Party against which such amendment, modification or waiver is invoked. No waiver of the Parties shall constitute a waiver of any other provision unless such waiver is otherwise expressly provided.

17.3	Severability

Any Article or other provisions of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed from this Agreement, to the extent permitted under applicable law, and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect the remaining provisions hereof and be replaced by a provision reflecting the intent of the Parties.

17.4	Language

The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed. However, where a term in Italian is given in italics or in italics and in brackets after an English term and there is any inconsistency the meaning in Italian shall prevail.

17.5	Fees

Except where this Agreement provides otherwise, each Party shall pay its own costs and fees relating to the negotiation, drafting, execution and implementation of this Agreement and of each document referred to in it.

17.6	Assignment

This Agreement and all related rights, interests, and obligations shall not be assigned by the Transferor without the prior written consent of the Transferee and any attempt of transfer or assignment of this Agreement by the Transferor without the consent of the Transferee shall be deemed void and with no effect.

The Transferee shall have the right to transfer and assign, totally or partially - and without any need to obtain the prior consent of the Transferor - to any third party this Agreement and all related rights, interests and obligations, provided that the Transferee shall remain fully and jointly responsible with the transferee for the fulfilment by the transferee of all its obligations under this Agreement.

18.	GOVERNING LAW

18.1	This Agreement is governed by and shall be construed in accordance with Italian law.

19.	ARBITRATION

19.1
Unless settled by mutual agreement, any dispute whatsoever that might arise out of or in connection with the performance or the meaning of this Agreement or in connection with any other matter of whatsoever nature concerning this Agreement shall be submitted to arbitration and finally settled in accordance with and subject to the Rules of Arbitration of the Camera Arbitrale Nazionale ed Internazionale of Milan. The panel of arbitrators will be composed of three members, two of them appointed, each, by each Party and the third one, who shall act as Chairman, appointed jointly by the two appointed arbitrators or, in case of disagreement, by the Camera Arbitrale in the person of its Chairman.

19.2
Unless otherwise agreed in writing by the Parties, the arbitration will take place in Milan (Italy), in English language. The Parties acknowledge and agree that the laws of the Republic of Italy will apply to the arbitration.

19.3
The costs of the arbitration, including counsel’s fees and cost, will be assessed against the unsuccessful Party, with respect to any claim unsuccessfully disputed by the relevant Party, and the arbitrators shall make such costs allocation in their decisions.

***

THIS AGREEMENT has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

/s/ Dott Cristian D’Angiò	/s/ Frank Jürgens
Dott Cristian D’Angiò	Mr. Frank Jürgens
For and on behalf of ASW S.r.l.
/s/ Cesare Boffa
Prof. Cesare Boffa

For and on behalf of PSP Inc.